                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement            [ ]  Confidential, for Use of the Commission
[X]  Definitive Materials                            Only (as permitted by Rule 14a-6(a)(2))
[ ]  Soliciting Material Pursuant to Section 240.14a-2

                          NAPCO SECURITY SYSTEMS, INC.

--------------------------------------------------------------------------------

         (Name of Registrant as Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

         (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12

         (1)     Title of each class of securities to which transaction applies:

                 ---------------------------------------------------------------

         (2)     Aggregate number of securities to which transaction applies:

                 ---------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                 ---------------------------------------------------------------

         (4)     Proposed maximum aggregate value of transaction:

                 ---------------------------------------------------------------

         (5)     Total fee paid:

                 ---------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)     Amount previously Paid:

         -----------------------------------------------------------------------

         (2)     Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

         (3)     Filing Party:

         -----------------------------------------------------------------------

         (4)     Date Filed:

         -----------------------------------------------------------------------

                          NAPCO SECURITY SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         To be Held on December 7, 2000

Dear Fellow Stockholder:

              The Annual Meeting of the Stockholders of Napco Security Systems, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices at 333 Bayview Avenue, Amityville, New York, on Thursday, December 7, 2000, at 4:00 p.m., for the following purposes, as more fully described in the accompanying Proxy Statement:

              1. to elect one director to serve for a term of three years and until his successor is elected and qualified;

              2. to approve the extension of the 1990 Non-Employee Stock Option Plan; and

              3. to transact such other business as may properly come before the Meeting or any adjournments thereof.

              Only stockholders of record at the close of business on October 20, 2000 are entitled to notice and to vote at the Meeting or any adjournment thereof. A complete list of the stockholders entitled to vote at the Meeting on the foregoing proposals will be open to examination by any stockholder for any purpose germane to the Meeting during ordinary business hours for a period of ten days prior to the Meeting at the offices of the Company, 333 Bayview Avenue, Amityville, New York 11701.

                                             By order of the Board of Directors,


                                                      Richard Soloway
                                                      Secretary

October 28, 2000

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. YOU ARE URGED TO COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE.

                          NAPCO SECURITY SYSTEMS, INC.
                               333 BAYVIEW AVENUE
                           AMITYVILLE, NEW YORK 11701


                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 7, 2000


INFORMATION CONCERNING THE SOLICITATION

       This Proxy Statement is furnished to the holders of Common Stock, $.01 par value per share ("Common Stock") of Napco Security Systems, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be held on December 7, 2000 and at any adjournment thereof (the "Meeting"), pursuant to the accompanying Notice of Annual Meeting of Stockholders. Proxies in the enclosed form, if properly executed and returned in time, will be voted at the Meeting. Any stockholder giving a proxy may revoke it prior to its exercise by attending the Meeting and reclaiming the proxy, by executing a later dated proxy or by submitting a written notice of revocation to the Secretary of the Company at the Company's office or at the Meeting. Stockholders attending the Meeting may vote their shares in person. This Proxy Statement and the form of proxy were first mailed to the stockholders on or about October 28, 1999. A copy of the 2000 Annual Report of the Company, including financial statements, is being mailed herewith.

       Only stockholders of record at the close of business on October 20, 2000 (the "Record Date") are entitled to notice of and to vote at the Meeting. The outstanding voting securities of the Company on the Record Date consisted of 3,516,401 shares of Common Stock.

       On all matters requiring a vote by holders of the Common Stock, each share of Common Stock entitles the holder of record to one vote. At the Meeting, the holders of record of Common Stock will vote on: Item 1, the election of one
(1) director; (2) the extension of the 1990 Non-Employee Stock Option Plan; and the transaction of any other business as may properly come before the Meeting and require a vote of the Stockholders.


       THEREFORE, THE COMPANY URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

ITEM 1

                              ELECTION OF DIRECTOR

       Unless otherwise specified, shares represented by the enclosed proxy will be voted for the election of Randy B. Blaustein, currently a director, who has been nominated by the Board of Directors for reelection as a director to serve until the Annual Meeting of Stockholders in 2003 and until his successor is elected and qualified.

       Mr. Blaustein has consented to serve if elected. One director is to be elected by a plurality of the votes cast at the Meeting. In the event that the nominee becomes unable or unwilling to serve as a director, discretionary authority may be exercised by the proxies to vote for the election of an alternate nominee of the Board of Directors.

       The Board of Directors is divided into three classes. One class will stand for election for a three-year term at this year's Annual Meeting of Stockholders. The terms of the other two classes of continuing directors do not expire until the Annual Meetings of Stockholders in 2001 and 2002, respectively. The names of, and certain information concerning, the nominee of the Board of Directors and such other directors are set forth below:

                                                 Principal Occupation;
                                                  Five-Year Employment
                                                   History and Other                   Director
Name and Age                                         Directorships                       Since
------------                                         -------------                       -----
Nominee to serve until
Annual Meeting of
Stockholders in 2003:

Randy B. Blaustein                    Partner of Blaustein, Greenberg &                  1985
     (48)                             Co. since July 1991; Attorney
                                      engaged as a sole practitioner since
                                      October 1980, specializing in business and
                                      tax matters, and author of six books and
                                      numerous articles.

Directors to serve until
Annual Meeting of
Stockholders in 2001:

Richard Soloway
     (54)                             Chairman of the Board of                           1972
                                      Directors since October 1981; President
                                      since 1998; Secretary since 1975.

Kevin S. Buchel                       Senior Vice President of                           1998
     (47)                             Operations and Finance since
                                      April 1995; Treasurer since May
                                      1998.

Director to serve until
Annual Meeting of
Stockholders in 2002:

Andrew J. Wilder
     (49)                             Officer of Israeloff, Trattner &                   1995
                                      Co., independent certified public
                                      accountants, since 1990.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. BLAUSTEIN.

       During the fiscal year ended June 30, 2000, the Company retained, and currently retains, Mr. Blaustein as special counsel for certain general business and tax related matters.

       During fiscal 2000, there were six meetings of the Board of Directors; Messrs. Soloway, Buchel, Blaustein and Wilder attended each meeting.


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS HELD

       The Board of Directors has a Stock Option Committee consisting of Richard Soloway and Kevin Buchel. This Committee, which met four (4) times in fiscal year 2000, determines the individuals to be granted options under the Incentive Stock Option Plan and the Non-Employee Stock Option Plan, the number of shares to be subject to options and the terms of the options and interprets the provisions of such plans.

       The Company has an Audit Committee consisting of Richard Soloway, Randy Blaustein and Andrew J. Wilder. The Committee, which met four times in fiscal year 2000, recommends to the Board of Directors as to the engagement of an independent certified public accountant, discusses the adequacy of the accounting procedures and internal controls and new accounting pronouncements that may affect the Company, approves the overall scope of the audit, and reviews and discusses the audited financial statements. The Company has adopted an Audit Charter with respect to the Committee's activities.

       The Company does not have a standing nominating committee of the Board of Directors, or committees performing similar functions. The Company's Compensation Committee is made up of two officers of the Company.


COMPENSATION OF DIRECTORS

       The directors who are not officers receive $1,000 for each Board of Directors meeting and $1,000 for each Committee meeting that they attend in person or by telephone conference call. For the fiscal year ended June 30, 2000, Mr. Blaustein and Mr. Wilder each received $10,000 in director's fees and committee fees.

BENEFICIAL OWNERSHIP OF COMMON STOCK

       The following table, together with the accompanying footnotes, sets forth information as of September 30, 2000, regarding the beneficial ownership (as defined by the Securities and Exchange Commission) of Common Stock of the Company of (a) each person known by the Company to own more than five percent of the Company's outstanding Common Stock, (b) each director of the Company (c) each executive officer named in the Summary Compensation Table, and (d) all executive officers and directors of the Company as a group. Except as otherwise indicated, the named owner has sole voting and investment power over shares listed.

                                    Amount and Nature
                                      of Beneficial               Percent of
Beneficial Owner                        Ownership              Common Stock [a]
----------------                        ---------              ----------------
Richard Soloway
c/o the Company
333 Bayview Avenue
Amityville, NY 11701                  1,033,076 [b] [c]             27.3%

Dimensional Fund
    Advisors, Inc. [d]                  299,750 [d]                  7.9%

Kevin S. Buchel                          38,001 [b]                  1.0%

Randy B. Blaustein                       26,500 [b]                   .7%

Jorge Hevia                              19,960 [b]                   .5%

Michael Carrieri                          8,000 [b]                   .2%

Andrew J. Wilder                          4,300 [b]                   .1%

All executive officers and
directors as a group (6 in number     1,129,837 [e]                 29.9%

------------------
[a] Percentages are computed on the basis of 3,781,211 shares, which consists of 3,516,401 shares of Common Stock outstanding on October 20, 2000, plus 264,810, the number of shares which a person has the right to acquire directly or indirectly within sixty (60) days. Except as otherwise noted, persons named in the table and footnotes have sole voting and investment power with respect to all shares of Common Stock reported as beneficially owned by them.
[b] This number includes the number of shares which a person has a right to acquire directly or indirectly within sixty (60) days (Soloway - 100,000, Buchel
- 22,000, Blaustein - 4,000, Hevia - 19,960, Carrieri - 8,000, and Wilder - 4,000).
[c] Includes 5,400 shares owned directly by Mr. Soloway's wife.
[d] Based on information from NASDAQ as of June 30, 2000. On February 3, 2000, a
Schedule 13G was filed with the SEC by Dimensional Fund Advisors Inc., 1299 Ocean Avenue, Santa Monica, CA 90401 ("DFAI") reporting beneficial ownership and sole voting power as to of 299,750 shares of Common Stock of the Company, owned by advisory clients. As to all of such shares, DFAI disclaims beneficial ownership of all such securities.
[e] This number of shares includes (i) 966,477 shares as to which officers and directors have sole voting and investment power, (ii) 5,400 shares as to which officers and directors share with others or may be deemed to share voting and investment power, and (iii) 157,960 shares which a person has the right to acquire directly or indirectly within sixty (60) days.

COMPLIANCE WITH SECTION 16

       Based solely on a review of the Forms 3, 4 and 5 furnished to the Company with respect to the most recent fiscal year and written representations of the reporting person (as defined below), no person, who at any time during such fiscal year, was an officer, director, beneficial owner of more than ten (10%) percent of any class of equity securities of the Company or any other person subject to Section 16 of the Securities Exchange Act of 1934 ("reporting person"), failed to file on a timely basis one or more reports during such fiscal year, except that Messrs. Soloway, Buchel, Hevia and Carrieri were inadvertently late in filing their Forms 5 in connection with certain options granted to them.

INFORMATION CONCERNING EXECUTIVE OFFICERS

       Each executive officer of the Company holds office until the annual meeting of the Board of Directors and his successor is elected and qualified, or until his earlier death, resignation, or removal by the Board. There are no family relationships between any director or officer of the Company. The following table sets forth as of the date hereof the names and ages of all executive officers of the Company, all positions and offices with the Company held by them, the period during which they have served in these positions and, where applicable, their positions in any other organizations during the last five years.

                                                  Position and Office with the
                                                  Company, Term of Office and
Name and Age                                      Five-Year Employment History
------------                                      ----------------------------
Richard Soloway                                   Chairman of the Board of Directors since
      (54)                                        October 1981; President Since 1998; and
                                                  Secretary since 1975.

Kevin S. Buchel                                   Senior Vice President of Operations and
      (47)                                        Finance since April 1995; Treasurer since
                                                  May 1998.

Jorge Hevia                                       Senior Vice President of Corporate Sales
      (42)                                        and Marketing since May 1999; Vice President
                                                  of Corporate Sales and Marketing since October
                                                  1998; Vice President of National Sales of
                                                  Schieffelin and Somerset Company from December
                                                  1993 to October 1998.

Michael Carrieri                                  Senior Vice President of Engineering Development
      (42)                                        since May 1, 2000; Vice President of Engineering
                                                  Development since September, 1999; Vice
                                                  President of Engineering of Chyron Corp. April
                                                  1998 to August 1999; Vice President of Engineering
                                                  of Boundless Technologies from February 1990 until
                                                  March 1998.

EXECUTIVE COMPENSATION

       The following table sets forth the compensation information for the President and Chief Executive Officer of the Company and for each of the Company's four most highly compensated other executive officers serving at the end of fiscal year 2000.

                           SUMMARY COMPENSATION TABLE

                                                                       Annual Compensation
                                                           -------------------------------------------

                                                                                           Other Annual
Name and Principal Position          Fiscal Year           Salary           Bonus        Compensation(1)
---------------------------          -----------           ------           -----        ---------------
Richard Soloway, Chairman of the     2000                 $415,949            -              $11,090
Board of Directors, President,       1999                 $407,793            -              $11,708
Secretary                            1998                 $407,793            -               $9,123

Kevin S. Buchel, Senior Vice         2000                 $142,285         $60,000            $5,491
President of Operations and          1999                 $138,533         $60,000            $5,574
Finance and Treasurer                1998                 $131,811         $50,000            $5,252

Jorge Hevia                          2000                 $178,365         $20,000            $6,541
Senior Vice President of             1999                 $125,245         $30,000            $1,620
Corporate Sales and                  1998                    -                -                 -
Marketing

Michael Carrieri,                    2000                 $134,635         $35,000               $35
 Senior Vice President of            1999                    -                -
Engineering Development              1998                    -                -



                                                           Long-Term Compensation
                                    -----------------------------------------------------------------------

                                    Restricted                                                 All Other
Name and Principal Position         Stock Awards         Options/SARS      LTIP Payouts      Compensation(2)
---------------------------         ------------         ------------      ------------      ---------------
Richard Soloway, Chairman of the          -                     -                 -               $922
Board of Directors, President,            -                 225,000/0             -               $706
Secretary                                 -                     -                 -               $706

Kevin S. Buchel, Senior Vice              -                  30,000/0             -              $2,051
President of Operations and               -                     -                 -              $1,986
Finance and Treasurer                     -                  15,000/0             -              $1,841

Jorge Hevia                               -                  30,000/0             -               $174
Senior Vice President of                  -                  16,600/0             -                 -
Corporate Sales and                       -                     -                 -                 -
Marketing

Michael Carrieri,                         -                  25,000/0             -                 -
 Senior Vice President of                 -                     -                 -                 -
Engineering Development                   -                     -                 -                 -

(1) Messrs. Soloway, Buchel, Hevia and Carrieri received $3,961, $4,108, and $1,174; $91, $174, $102; $61, $0, and $0; and $35, $0, and $0 respectively for health and life insurance for fiscal years 2000, 1999, and 1998. Messrs. Soloway, Buchel, and Hevia received $7,129, $7,600, and $7,950; $5,400, $5,400, and $5,150; and $6,480, $1,620 and $0 respectively, for automobile expenses for fiscal years 2000, 1999, and 1998.
(2) Company 401(k) Plan Contributions.

Option Grants and Exercises

       The following tables summarize option grants and exercises during fiscal 2000 to or by the named executive officers and the value of the fiscal 2000 granted options, if any, held by such persons at the end of fiscal 2000.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                              Individual Grants
                                  --------------------------------------------------------------------------

                                                       Percent of
                                                     Total Options           Exercise or
                                  Options       Granted to Employees in      Base Price           Expiration
Name                              Granted             Fiscal Year              ($/Sh)                Date
----                              -------             -----------              ------                ----
Richard Soloway                      -                     -                      -                    -
Kevin S. Buchel                    30,000                33.0%              $3.25(20,000)        7/2/04-3/1/05
                                                                           $3.063(10,000)
Jorge Hevia                        30,000                33.0%              $3.25(20,000)        7/2/04-3/1/05
                                                                           $3.063(10,000)
Michael Carrieri                   25,000                27.5%              $3.25(15,000)        7/2/04-3/1/05
                                                                           $3.063(10,000)

                                   Potential Realizable
                                     Value at Assumed
                                      Annual Rates of
                                        Stock Price
                                     Appreciation for
                                      Option Term(2)
                               -----------------------------



Name                           5% ($)                10% ($)
----                           ------                -------
Richard Soloway                   -                     -
Kevin S. Buchel                $26,421               $58,383

Jorge Hevia                    $26,421               $58,383

Michael Carrieri               $21,931               $48,462

(1) Options generally become exercisable in cumulative annual installments of 20% commencing on the date of grant. Options terminate upon the earlier of the cessation of employment with the Company or the fifth anniversary of the date of the grant.

(2) Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% annually from the date options are granted.

      AGGREGATED OPTION EXERCISES IN LAST YEAR AND FY-END OPTION VALUES(1)

                                                                                                                Value of
                                                                                     Number of                Unexercised
                                                                                    Unexercised               In-the-Money
                                   Shares                                            Options at                Options at
                                  Acquired                   Value                   FY-End (#)                FY-End ($)
                                on Exercise                 Realized                Exercisable/              Exercisable/
        Name                        (#)                       ($)                  Unexercisable             Unexercisable
        ----                    -----------                 --------               -------------             -------------
Richard Soloway                      -                         -                   90,000/135,000           $59,220/$88,830

Kevin S. Buchel                      -                         -                   30,000/30,000            $20,822/$12,008

Jorge Hevia                          -                         -                   12,640/33,960             $3,002/$12,008

Michael Carrieri                     -                         -                    5,000/20,000             $2,564/$10,256

--------------------

(1) No stock options were exercised by the named executive officers during fiscal 2000.

EMPLOYMENT AGREEMENTS

       The Company has employment agreements with Richard Soloway, Jorge Hevia, and Michael Carrieri. The agreement with Mr. Soloway, entered into on February 26, 1999 for a five year period, provides for an annual salary of $415,949 as adjusted by inflation, certain incentive compensation if earned according to a formula to be determined by the Board of Directors, and 225,000 stock options that vest 20% per year or upon a change in control, as defined in the agreement. In addition, if during the term there should be a change in control, then the employee shall be entitled to terminate the term and his employment thereunder, and the employer shall pay the employee, as a termination payment, an amount equal to 299% of the average of the prior five calendar year's compensation, subject to certain limitations. Mr. Hevia's agreement, which is for a two-year period, provides for an annual salary of $185,000 with certain bonus provisions, including those based on sales and profits. The agreement with Mr. Carrieri for fiscal year 2000 provides for an annual salary ($160,000) and a bonus if certain benchmarks are met. In addition, the Company has a severance agreement with Kevin S. Buchel providing for payments equal to nine months of salary and six months of health insurance in the event of a non-voluntary termination of employment without cause.

RELATED TRANSACTIONS

       In May of 1998 the Company repurchased 889,576 shares of Napco common stock for $5.00 per share from one of its co-founders, Kenneth Rosenberg. $2.5 million was paid at closing with the balance of the purchase price to be paid over a four (4) year period. The portion of the purchase price paid at closing was financed by the Company's primary bank and is to be repaid over a five (5) year period. At the closing, Mr. Rosenberg retired as President and Director of the Company but will be available to the Company pursuant to a consulting agreement. The repurchase agreement also provides that Mr. Rosenberg will not compete with the Company for a ten (10) year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The members of the Compensation Committee are Richard Soloway and Kevin
S. Buchel. Each member of the Compensation Committee was, during fiscal 2000 and previously, an officer and employee of the Company and each subsidiary of the Company as described above pursuant to Item 404 of Regulation S-K promulgated under the Securities and Exchange Act of 1934.

       No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Company's Compensation Committee of the Board of Directors is made up of the President and the Senior Vice President of Operations and Finance. The Committee considers and establishes compensation for the management of the Company. With respect to the compensation of the Chairman and the President, the Board of Directors considers and approves such compensation.

Overview and Philosophy

       The Compensation Committee uses its compensation program to achieve the following objectives:

       - increasing the profitability and net worth of the Company and, accordingly, increasing stockholder value;
       - providing compensation that will enable the Company to attract and retain high quality employees and reward superior performance;
       - providing management with incentives related to the success of the Company; and
       - providing management with long-term equity incentives through stock options.

       The Company believes that its executive compensation program provides an overall level of compensation that is competitive within the electronic security products industry and among companies of comparable size and complexity.

Procedures for Establishing Compensation

       At the beginning of each year, the Compensation Committee establishes an annual salary plan for the Company's senior executive officers, in some cases based on employment agreements with such officers.

       In fiscal 2000, as in the past several years, the Compensation Committee set compensation at the start of the year and reviewed it approximately mid-way through the year. The initial compensation recommendation, consisting of salary and performance-based incentive compensation, is based in part upon a survey of comparably sized companies. The Compensation Committee uses this survey to determine the competitiveness of base salary and incentive opportunities at the Company and to evaluate the relative mix of salary and incentive compensation.

Executive Officer Compensation Program

       The Company's executive compensation program consists of base salary, annual incentive cash compensation, commissions, long-term equity incentives in the form of stock options and various benefits such as medical insurance and 401(k) savings plan generally available to employees of the Company. The amount of perquisites, as determined in accordance with rules promulgated by the Securities and Exchange Commission, did not exceed 10% of salary in fiscal 2000.

Base Salary

       Base compensation is generally set within the range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and or comparable size and success as the Company. In addition to external market data, salary is determined by the Company's financial performance and the individual's performance based on predetermined, non-financial objectives. Non-financial objectives include an individual's contribution to the Company as a whole, including his ability to motivate others, develop the necessary skills as the Company grows, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success.

Short-Term and Long-Term Compensation

       Annual incentive compensation and long-term incentive compensation, in comparison to base salary, are more highly tied to the Company's success in achieving financial performance goals. Annual cash bonuses are paid primarily on the basis of attainment of financial, sales, and production goals of the Company. The officers do not vote on their own compensation.

       Long-term incentive compensation, through stock options, enables executives to develop a long-term stock ownership position in the Company. In addition to considering an individual's past performance, the Company's desire to retain an individual is of paramount consideration in the determination of stock option grants.

       Stock options are granted at an option price equal to fair market value on the date of grant and generally vest over a five-year period in order to encourage key employees to continue in the employ of the Company. Accordingly, stock options are intended to retain and motivate executives to improve long-term stock market performance.

Summary of Compensation of Chief Executive Officer

       Recommendations regarding the compensation for Mr. Soloway are made by the Board of Directors (exclusive of Mr. Soloway) using a process and philosophy similar to those used for all other executive officers. In making their recommendations for Mr. Soloway's compensation for fiscal year 2000, consideration was given, among other things, to the overall performance of the Company along with an assessment of Mr. Soloway's performance and contributions to the Company and the importance of a significant incentive-based equity component in the form of stock options.

       Compensation Committee:    Richard Soloway
                                  Kevin S. Buchel

COMPENSATION PURSUANT TO PLANS

Profit Sharing Plan

       The Company maintains a defined contribution profit sharing plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In general, all employees who are at least age twenty-one and have completed one year of employment with the Company are eligible to participate in the Plan. The effective date of the Plan, as restated, is July 1, 1989. Participants in the Plan may contribute up to the maximum amount permitted by the Code of their compensation as a salary reduction. The Company matches all such contributions by contributing an amount equal to 50% of all such salary reduction deferrals up to a maximum of 1% of each participant's salary compensation. In addition, the Company may elect at the end of each Plan year to contribute a discretionary amount to the Plan to be allocated among the eligible employees on the basis of compensation. During fiscal 2000, the Company contributed approximately $55,000 to the Plan.

       Vested contributions, both participant and the Company's additional contributions, are payable to the participant (or his beneficiary), upon any of the following events: retirement, termination of employment, disability, death, termination of the Plan without the establishment of a successor Plan, or the attainment of age 59 1/2. Participants may withdraw up to the total of salary deferral contributions upon suffering a financial hardship, as defined in the Plan. A participant may also borrow from the Plan against his account balance. All participant and additional Company contributions are 100% vested at all times. Benefits at retirement are payable to participants in a lump sum or as an annuity.

Stock Options

       Under the Company's 1992 Incentive Stock Option Plan, as amended ("1992 Plan") which was approved by vote of the stockholders of the Company at the 1992 Annual Meeting (extending the 1982 plan for an additional ten years), incentive stock options to purchase up to an aggregate of 727,933 shares of Common Stock (plus the shares at the time subject to option) or a total of 815,933 shares (as adjusted) may be granted at fair market value to executive officers and key employees during the ten-year period ending in October 2002. At June 30, 2000, 294,133 shares were available for grant under the 1992 Plan. Options to purchase a total of 499,850 shares of Common Stock were outstanding under the 1992 Plan on June 30, 1999, with exercise prices of $2.50 to $5.63 per share. The incentive stock options included in the foregoing tabulation expire five years from the date of grant, are non-transferable and are exercisable beginning with the date of grant in 20 percent cumulative yearly installments. These options and shares were registered in October 24, 1996 with the Securities and Exchange Commission.

       The Company's 1990 Non-Employee Stock Option Plan ("1990 Plan") was adopted to promote the interests of the Company and its stockholders by enabling the Company to attract and retain outside directors and consultants, to provide them an incentive to continue service with the Company, and provide them additional incentive to promote the success of the

Company's business. The 1990 Plan was approved by the stockholders at the Company's 1990 annual meeting. At June 30, 2000, a total of 50,000 shares (with appropriate adjustment in the event of a stock split or other change in the Company's common stock) of common stock of the Company, par value $.01 per share, were available for grant of options under the 1990 Plan. The Plan authorizes grants of options that do not meet the requirements of Section 422 of the Internal Revenue Code to non-employee directors and/or consultants of the Company. Unless the Plan is extended as provided below, no option may be granted after October 15, 2000 or such earlier date as the Board of Directors may determine. Through June 30, 2000, no options under the 1990 Plan had been granted. On September 27, 2000, 20,000 options were granted to each of Randy Blaustein and Andrew J. Wilder.


ITEM 2

PROPOSAL TO APPROVE AN EXTENSION OF THE 1990 NON-EMPLOYEE STOCK OPTION PLAN

       The Board of Directors believes that the 1990 Non-Employee Stock Option Plan has been valuable to furthering the interests of the Company and that the Company's continued ability to grant stock options to outside directors and consultants substantially enhances its ability to attract and retain the high caliber personnel upon whose judgement, skill and initiative the success of the Company is largely dependent. Accordingly, the Board has approved (subject to stockholder approval) the readoption and ten-year extension of the 1990 Plan to October 15, 2010, as the 2000 Non-Employee Stock Option Plan ("2000 Plan"), with options for an aggregate of fifty thousand (50,000) shares (representing ten thousand (10,000) shares available for future options and forty thousand (40,000) shares for outstanding options (see Exhibit A hereto for the full text of the 2000 plan). Shares for options that expire unexercised will be available for the grant of future options.

       The 2000 Plan would continue to be administered by the Board of Directors or a Stock Option Committee of the Board of Directors ("Committee"). The Board or Committee would determine the individuals to be granted options under the 2000 Plan, the number of shares to be subject to options and the terms of options, interpret the provisions of the 2000 Plan and make all determinations deemed necessary or advisable for the administration of the 2000 Plan. No options may be granted to an individual under the 2000 Plan except by the Committee, at a meeting at which a majority of its members are not being considered to receive grants, or the Board of Directors, at a meeting at which the majority of the directors voting on the grant are not being considered to receive grants. The Board of Directors may amend or terminate the 2000 Plan without the approval of stockholders, except that it may not, without such approval, increase the maximum number of shares available and reserved for issue under the 2000 Plan, change the class of persons eligible to receive options, or extend the term of the 2000 Plan. No amendment of the 2000 Plan may, without an participant's consent, adversely affect his rights under an existing option.

       The 2000 Plan provides that options may be granted only to non-employee directors and consultants of the Company. The option exercise price would be fixed by the Committee and may not be less than the fair market value per share of Common Stock on the date the option is granted. The Committee may approve cancellation of an option prior to its expiration or exercise, and grant a new option at a lower price.

       Each option would have a maximum term of five years, or such lesser period as the Committee specifies. Options would become exercisable at the rate of 20% per year but could be accelerated in the event of a change in control. An option may be exercised by an optionee during his tenure as a director or consultant. Options under the 1990 Plan would not be transferable. The optionees would have "piggy-back" registration rights whereby if in the future the Company registered any additional shares with the Securities and Exchange Commission, the Company would also register the shares subject to such options.

       The affirmative vote of a majority of the shares of Common Stock present or represented at the meeting is required for approval of the extension of the 2000 Non-Employee Stock Option Plan. It is intended that the proxies solicited herewith will be voted for such approval unless a contrary instruction is made on the proxy.

       THE BOARD OF DIRECTORS DEEMS ITEM 2 TO BE IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph sets forth the Company's total shareholder return index as compared to the NASDAQ index and a NASDAQ electronic component stock industry index.

--------------------------------------------------------------------------------







                               [Performance Chart]

ACTUAL:                                                INDEXED:
-----------------------------------------------------------------------------------------------------------
  Fiscal       NAPCO       NASDAQ       Peer Group*      Fiscal       NAPCO      NASDAQ      Peer Group*
   Year                                                   Year
-----------------------------------------------------------------------------------------------------------
   Jun-96         3.625       391.217           29.594   Jun-96       100.00     100.00           100.00

   Jun-97         4.750       475.806           32.469   Jun-97       131.03     121.62           109.71

   Jun-98         5.125       626.431           33.719   Jun-98       141.38     160.12           113.94

   Jun-99         3.500       902.001           40.203   Jun-99        96.55     230.56           135.85

   Jun-00        3.6875       1332.49           18.191   Jun-00       101.72     340.60            61.47


* The Peer Group consists of:
American Medical
Alert Corp.
Detection Systems, Inc.
Honeywell, Inc.**
Sensormatic
Electronics Corp.
  --------

** acquired Pittway Corp. that was part of the Company's 1999 Peer Group

                  THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS

       The Board of Directors appointed Arthur Andersen LLP ("AA") as the independent public accountants for the Company and its subsidiaries for its 2000 fiscal year. AA has been serving the Company since fiscal 1993.

       Services provided by AA during and for the 2000 fiscal year consisted of audit and non-audit related services. These services included the examination of the consolidated financial statements of the Company, services related to reporting by the Company and its subsidiaries to the Securities and Exchange Commission and consulting during the year on matters related to accounting, taxes and financial reporting.

       A representative of AA will be present at the Annual Meeting to make a statement if he desires and to respond to appropriate questions presented at the Meeting.


                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

       Any stockholder proposal which is intended to be presented at next year's annual meeting of stockholders must be received by the Company not later than June 30, 2001 if it is to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting.


                            EXPENSES OF SOLICITATION

       The Company will bear all costs in connection with the solicitation by the Board of Directors of proxies of the Meeting. The Company intends to request brokerage houses, custodial nominees and others who hold stock in their names to solicit proxies from the persons who beneficially own such stock. The Company will reimburse brokerage houses, custodial nominees and others for their out-of-pocket expenses and reasonable clerical expenses. It is estimated that these expenses will be nominal. In addition, officers and employees of the Company may solicit proxies personally or by telephone, telegram or letter; they will receive no extra compensation for such solicitation.



Dated: October 28, 2000                       By Order of the Board of Directors

                                              Richard Soloway
                                              Secretary

                                                                       EXHIBIT A



                          NAPCO SECURITY SYSTEMS, INC.

                       2000 NON-EMPLOYEE STOCK OPTION PLAN
                 (Extended 1990 Non-Employee Stock Option Plan)


       1. Purpose of the Plan. This 2000 Non-Employee Stock Option Plan (hereinafter referred to as the "Plan"), constituting a ten-year extension of the 1990 Non-Employee Stock Option Plan, is intended to encourage ownership of stock of Napco Security Systems, Inc. (hereinafter referred to as the "Corporation") by non-employee directors and consultants of the Corporation and its subsidiaries, if any, and to provide additional incentive for them to promote the success of the business. As used in the Plan the term "subsidiary" shall have the same meaning as the term "subsidiary corporation" defined in
Section 425(f) of the Internal Revenue Code of 1986, as amended (the "Code"). All options granted under the Plan shall be non-qualified stock options and do not qualify as incentive stock options within the meaning of Section 422 or any successor section of the Code.
       2. Scope of the Plan. An aggregate of Fifty Thousand (50,000) shares (representing Ten Thousand (10,000) shares for future options and Forty Thousand (40,000) shares for outstanding options) of the Corporation's Common Stock, par value $.01 per share (hereinafter referred to as "Common Stock"), shall be available and reserved for issue under the Plan subject, however, to the provisions of Section 12 hereof. If an option should expire or terminate for any reason without having been exercised in full, the unpurchased shares that were subject thereto shall, unless the Plan shall have terminated, become available for other options under the Plan. Common Stock shall not be issued in respect of an option granted under the Plan unless the exercise of such option and the issuance and delivery of shares of Common Stock pursuant thereto shall comply with all relevant provisions of law, including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of the Corporation's counsel with respect to such compliance.
       3. Administration of the Plan. The Plan shall be administered by the Board of Directors or a Stock Option Committee (hereinafter sometimes referred to as the "Committee") of the Board of Directors of the Corporation. Directors of the Corporation who are either eligible for options or to whom options have been granted may vote on any matters affecting the administration of the Plan or the granting of options under the Plan; provided, however, that no option may be granted to a director under the Plan except by:
              (a) The Committee at a meeting at which a majority of its members are disinterested persons; or
              (b) The Board of Directors at a meeting at which the majority of directors present and a majority of the directors voting on a grant, are disinterested persons.

       For purposes of this Section 3, a "disinterested person" is a person who, at a given meeting of the Committee or the Board of Directors, is not being considered to receive a grant of stock options under the Plan or any other stock option plan of the Corporation or its subsidiaries.
       Without limiting the generality of the foregoing, the Board of Directors shall have full and final authority in its discretion, but subject to the express provisions of the Plan, to determine the fair market value of the Common Stock covered by each option; to select the key non-employee individuals of the Corporation and its subsidiaries to whom, and the time or times at which, options shall be granted; to determine the manner in which options may be exercised; to determine the number of shares to be covered by each option and the consideration, if any, to flow to the Corporation for each option; to interpret the Plan; to prescribe, amend, and rescind rules and regulations relating to the Plan; to determine the terms and provisions of each option granted under the Plan (which need not be identical); to accelerate any exercise date of any option; to waive restrictions imposed with respect to the transferability of stock acquired on exercise of options granted under the Plan; to cancel an option previously granted to an optionee and issue a new option to such optionee at a lower price, provided that such optionee's consent is first obtained; to authorize any person to execute on behalf of the Corporation an option agreement with respect to an option previously granted by the Board of Directors; and to make all other determinations deemed necessary or advisable for the administration of the Plan.
       4. Eligibility. Options may be granted only to non-employee directors serving on the Board of Directors of the Corporation or any subsidiary and/or non-employee consultant serving the Corporation or any subsidiary. In selecting the individuals to whom options shall be granted, as well as in determining the number of shares subject to each option, the Board of Directors may take into consideration the recommendation of the members of the Board of Directors who are also employees of the Corporation or a subsidiary and such factors as it shall deem relevant in connection with accomplishing the purposes of the Plan. An individual who has been granted an option may, if he is otherwise eligible, be granted an additional option or options.
       5. Option Price. The purchase price to be paid for Common Stock transferred pursuant to the exercise of any option granted under the Plan shall be not less than the fair market value of such stock on the date the option is granted as provided in Section 14 hereof (but in no event less than the par value of the Common Stock), and shall not thereafter be subject to reduction except as provided in Section 12 hereof. For purposes of the Plan the fair market value of the Common Stock on any date shall be determined by the Board of Directors. The proceeds of sale of Common Stock subject to option are to be added to the general funds of the Corporation and used for such corporate purposes as the Board of Directors may determine.
       6. Term of Options. The term of each option granted under the Plan shall be not more than five years from the date of the granting thereof, subject to its earlier termination as hereinafter provided.
       7. Non-Transferability of Options. An option granted under the Plan shall by its terms not be transferable and an option may be exercised, during the lifetime of the holder of the option, only by such holder. More particularly, but without limiting the generality of the foregoing, an option may not be assigned, transferred, pledged, or hypothecated in any way (whether by operation of law or otherwise), and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any option contrary to the provisions of the Plan, and any levy of any attachment or similar process upon an option will be null and void and without effect, and the Board of Directors may, in its discretion, upon the happening of any such event, terminate an option forthwith.
       8. Annual Limitation on Options Granted. The amount of the aggregate fair market value of stock, determined at the time of the grant of the option, for which any non-employee director or consultant may be granted stock options under this Plan in any calendar year shall not exceed One Hundred Thousand ($100,000) Dollars.
       9. Exercise of Options. Except as hereinafter provided in this Section 9 and in Sections 3 and 11, options may be exercised within the year of grant (as the Board of Directors, in its discretion, shall determine) with respect to no more than twenty percent (20%) of the total number of shares of Common Stock subject to such grant. Thereafter, during each succeeding year beginning on an anniversary date, options with respect to an additional twenty percent (20%) of the total number of shares subject to a grant may be exercised. However, no option shall be exercisable after the expiration of the term thereof as provided in Section 6. Moreover, except as provided herein, an option shall not be exercisable unless the holder thereof shall, at the time of exercise, be an employee of the Corporation or a subsidiary.
       The purchase price of any shares as to which an option shall be exercised shall be paid in full at the time of exercise. The holder of an option shall not have any of the rights of a stockholder with respect to the shares covered by his option until such shares shall have been issued to him (as evidenced by the appropriate entry on the books of a duly authorized transfer agent of the Corporation) upon the purchase of such shares upon exercise of the option.
       10. Consideration. The Board of Directors shall determine the nature of the consideration flowing to the Corporation in respect of each option granted under the Plan as well as the conditions, if any, which it may deem appropriate to assure that such consideration shall be received by, or shall accrue to, the Corporation. The consideration specified in any option may be different from the consideration specified in any other option, whether granted at the same or a different time.
       11. Exercise Upon Cessation of Relationship With Corporation. Except as provided in Sections 7 and 9 above, the right of a holder of an option to exercise such option shall terminate immediately upon voluntary termination of service as an employee or dismissal, disability, retirement, death or otherwise. Option agreements may contain such provisions as the Board of Directors shall approve with reference to the effect of approved leaves of absence, provided, however, that all options shall terminate not more than five years after the date of grant.
       12. Adjustments. Options granted under the Plan shall contain such uniform provisions as the Board of Directors shall, in its sole judgment, determine for adjustment of the number and class of shares covered thereby, or of the option prices (but not below the par value of the Common Stock), or both, to reflect a stock dividend, stock split-up, share combination, exchange of shares, recapitalization, merger, consolidation, acquisition or disposition of property or shares, reorganization, liquidation, or other similar changes or transactions, of or by the Corporation. In any such event the aggregate number and class of shares available for issuance under the Plan shall be appropriately adjusted and all the provisions of the Plan with respect to the number and class of shares so available shall likewise be adjusted.
       13. Effectiveness of the Plan. The Plan shall become effective on October 15, 2000, but shall be subject to approval by the holders of Common Stock at a meeting of stockholders of the Corporation duly called and held no later than twelve months after the date of adoption of the Plan by the Board of Directors.

       14. Time of Granting Options. The date of grant of an option under the Plan shall, for all purposes, be the date on which the Board of Directors makes the determination granting such option; and no grant shall be deemed effective under the Plan prior to such date. Notice of the determination shall be given to each employee to whom an option is so granted within a reasonable time after the date of such grant.
       15. Termination and Amendment of the Plan. The Plan shall terminate ten
(10) years from the date on which it is adopted by the Board of Directors or the date on which it is approved by the stockholders, whichever is earlier. Prior thereto, the Board of Directors may terminate the Plan at any time; provided, however, that any such termination shall not affect any options then outstanding under the Plan. No options under the Plan may be granted after termination of the Plan.
       The Board of Directors from time to time may make such modifications or amendments of the Plan and, with the consent of the holder of an option, of the terms and conditions of his option, as it shall deem advisable, but may not, without further approval of the stockholders of the Corporation, except as provided in Section 12 hereof (a) increase the maximum number of shares which shall be available and reserved for issue under the Plan, or (b) change the employees or class of employees eligible to receive options, or (c) extend the term of the Plan beyond the period provided in this paragraph.
       Neither the termination nor any modification or amendment of the Plan shall, without the consent of the holder of an option theretofore granted under the Plan, adversely affect the rights of such holder with respect to such option.
       16. Termination of Right of Action. Every right of action arising out of or in connection with the Plan by or on behalf of the Corporation or a subsidiary or by any stockholder of the Corporation or a subsidiary against any past, present or future non-employee directors or consultants (past, present or future) against the Corporation shall, irrespective of the place where an action may be brought and irrespective of the place of residence of any such stockholder or employee, cease and be barred by the expiration of three years from the date of the act or omission in respect to which such right of action is alleged to have arisen.
       17. Registration Rights. If in the future the Corporation registers additional shares with the Securities and Exchange Commission, the Corporation will also register the shares subject to the options of this Plan.

Dated as of:  October 15, 2000

                                                    NAPCO SECURITY SYSTEMS, INC.


                                                    By:
                                                      Richard Soloway, President

ATTEST:

By:
  Kevin S. Buchel, Senior Vice President

                          NAPCO SECURITY SYSTEMS, INC.
                               333 Bayview Avenue
                           Amityville, New York 11701

                   PROXY - SOLICITED BY THE BOARD OF DIRECTORS

       The undersigned stockholder of NAPCO SECURITY SYSTEMS, INC. hereby appoints Messrs. Richard Soloway and Kevin S. Buchel, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution, to vote as specified on the reverse side all shares of Common Stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation, to be held on Thursday, December 7, 2000 and at all adjournments of such Meeting, with all powers the undersigned would possess if personally present.

       This Proxy will be voted as specified. If no specification is made, the Proxy will be voted FOR the election of the one (1) director (Item 1); FOR the extension of the 1990 Non-Employee Stock Option Plan (Item 2); and as to any other matters as may properly come before the meeting, this Proxy will be voted in the discretion and in the best judgment of the Proxies. This Proxy may be revoked at any time prior to the voting thereof.

                   (Please date and sign on the reverse side.)

(Continued from the other side)


The Board of Directors recommends a Vote FOR Items 1 and 2.

Item 1 - Election of one director: Randy B. Blaustein.

FOR           [ ]          AGAINST       [ ]                  ABSTAIN     [ ]

Item 2 - The extension of the 1990 Non-Employee Stock Option Plan.

FOR           [ ]          AGAINST       [ ]                  ABSTAIN     [ ]


                                                    Dated:
                                                          ----------------------

                                                    ----------------------------

                                                    ----------------------------
                                                      Signature or Signatures

                                                    Please sign exactly as your
                                                    name appears at the left.
                                                    Executors, administrators,
                                                    trustees, guardians,
                                                    attorneys and agents should
                                                    give their full titles and
                                                    submit evidence of
                                                    appointment unless
                                                    previously furnished to the
                                                    Corporation or its transfer
                                                    agent.